Exhibit 99.1

FOR IMMEDIATE RELEASE

TEJON RANCH ANNOUNCES KERN COUNTY BOARD OF SUPERVISORS

UNANIMOUSLY APPROVES

GRAPEVINE AT TEJON RANCH

Master planned community will include 12,000 residential units and 5.1 million square feet of commercial development

Bakersfield, CA (December 6, 2016) – With today’s 5-0 vote, the Kern County Board of Supervisors unanimously approved the development of Grapevine at Tejon Ranch, a new master planned community in southern Kern County. The community will be located adjacent to the Tejon Ranch Commerce Center near the base of the foothills in the southern San Joaquin Valley.

“We are very pleased the Kern County Board of Supervisors has approved these entitlements for Grapevine at Tejon Ranch,” said Gregory S. Bielli, President and CEO of Tejon Ranch Company. “This new community will support the thousands of jobs already in the area and will serve as a catalyst for further economic development and job creation in the region.”

The development plan for Grapevine at Tejon Ranch calls for 12,000 residential units and 5.1 million square feet of commercial space. The community will develop along both sides of Interstate 5 and will provide nearby residential opportunities for the thousands of workers currently employed at businesses within the Tejon Ranch Commerce Center, as well as support the attraction of future employers to further grow the employment base at Grapevine.

“By securing approval of these entitlements for Grapevine, Tejon Ranch Co. is taking an important step forward in unlocking the asset value of Tejon Ranch,” Bielli added. “Grapevine is a vital component of our strategic vision to create significant value as a fully integrated real estate development company.”

In addition to Grapevine, Tejon Ranch Co. is engaged in other real estate development efforts. They include the aforementioned Tejon Ranch Commerce Center—and Outlets at Tejon; and the master planned residential communities of Mountain Village at Tejon Ranch and Centennial at Tejon Ranch. With Mountain Village, the Company is currently in the tract map preparation stage of development, and in the case of Centennial, having already received the necessary zoning and land-use designations from Los Angeles County, the Company is now working with the Los Angeles County Department of Regional Planning to finalize the Centennial Specific Plan for public review.

Sustainable Development

Residents of Grapevine will enjoy a state-of-the-art community and active lifestyle in a beautiful foothill setting. All of the homes and commercial buildings within Grapevine will include solar panels, consistent with Tejon Ranch’s commitment to sustainable development. The community will be designed in a way that promotes water efficiency and will be developed as an extremely walkable community, with an extensive network of bike and walking trails, and with key retail and commercial uses being located within close proximity to residential areas.

The Supervisors were effusive in their praise for the community, noting its environmental sensitivity, the care and planning that went into its design, and the role Grapevine will play in the future of Kern County.

“Tejon Ranch should be thanked for its commitment to the environment and conservation, something which often gets overlooked,” said 4th District Supervisor David Couch.

In presenting the Kern County Planning Department’s recommendation to the Board of Supervisors, Director Lorelei Oviatt called Grapevine a comprehensive, connected, well-planned economic growth center.

Community Details

The community plan for Grapevine involves 8,010-acres of the 270,000-acre Tejon Ranch. 4,200 acres within the plan is designated and zoned for residential, commercial and civic uses, including public services, education, and medical opportunities. These uses will be grouped into six different mixed-use villages, which will be developed over an expected 20-year time period. 3,800 acres within the plan is designated as open space, with agriculture, recreation, and grazing as the primary uses, and will connect to 240,000-acres of open space and recreation on Tejon Ranch.

Next Steps

With today’s approval by the Board of Supervisors, Tejon Ranch Co. will begin the process of seeking and obtaining a number of discretionary permits from regional, state and federal agencies, and will begin the tract mapping process, which includes preparation of detailed engineering work necessary for construction to begin.

About Tejon Ranch

Tejon Ranch Co. (NYSE: TRC) is a growth-oriented, diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found on our website at www.tejonranch.com.

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CONTACT:

Barry Zoeller, Vice President of Corporate Communications & Investor Relations

(661) 663-4212

bzoeller@tejonranch.com